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                                                                    Exhibit 5.1


                          Wilmer, Cutler & Pickering
                               100 Light Street
                          Baltimore, Maryland 21202
                           Telephone (410) 986-2800
                           Facsimile (410) 986-2828




                               November 8, 1996




Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

        Re:     Metrocall, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

        We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on October 1, 1996 under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), issued in connection with the purchase by the Company of the assets of O.R. Estman, Inc. d/b/a Satellite Paging ("Satellite") and Dana Paging, Inc. d/b/a Message Network ("Message Network"). The purchase was effected pursuant to an Asset Purchase Agreement dated as of February 28, 1996, as amended pursuant to an amendment dated August 30, 1996 (the "Purchase Agreement"), among the Company, Satellite, Message Network, Bertram M. Wachtel, Edward R. Davalos and Kevan D. Bloomgren. For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized; and (ii) such Shares have been validly issued and are fully paid and nonassessable.

        We are members of the bar of the State of Maryland and the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.




































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Metrocall, Inc.
November 8, 1996
Page 2




        We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on November 8, 1996, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."


                                Sincerely,

                                WILMER, CUTLER & PICKERING


                                By: /s/ John B. Watkins
                                   ---------------------------
                                   John  B. Watkins, a partner